HomePlug Powerline Alliance Enters a New Phase to
Fulfill Industry Vision for Connected Home

Business Editors / High-Tech Editors

SAN FRANCISCO--(BUSINESS WIRE)--Aug. 24, 2005--

Intel, Linksys and Motorola Join HomePlug Board and
Matt Theall of Intel Elected President of the Alliance

The HomePlug(R) Powerline Alliance, the industry-led initiative for global powerline communications standards, today announced it is strengthening its focus on worldwide implementation of HomePlug standards. The Alliance also announced the addition of Intel Corporation; Linksys, a Division of Cisco Systems, Inc.; and Motorola, Inc. as new sponsor members and the subsequent election of Intel's Matt Theall as president of the Alliance.

News of the Alliance's expanded mission and industry involvement closely follows the successful completion and ratification of the organization's HomePlug AV specification, as well as the achievement of major milestones in other areas of technology development.

“The shift of the Alliance’s emphasis towards global implementation and the addition of these industry-leading companies as sponsor members signals to the industry that major changes are coming in the world of the digitally connected home,” said Pete Griffin, chairman of The HomePlug Powerline Alliance and RadioShack Corporation's director of corporate technology. “The Alliance is now poised to play a major role in driving both to-the home and in-the-home connectivity solutions across the world.”

To accelerate the global proliferation of products based on HomePlug standards, the Alliance has created a new "Implementers' Forum" Board of Directors, consisting of sponsor members of the Alliance. The Implementers' Forum BoD consists of Comcast; Earthlink; Intel; Linksys, a division of Cisco, Inc.; Motorola; RadioShack; Sharp and Sony. These major consumer electronics, personal computer and service provider companies will lead the Alliance's commitment to driving the implementation and use of jointly approved HomePlug standards as well as creating a diverse ecosystem of HomePlug-based products.

The Alliance also announced the creation of three Promoters' Groups focused on specific standards initiatives within the Alliance. Initially, the Promoters' Groups will address three key technology areas:

--  HomePlug 1.0 + AV (in-home connectivity, including digital home and consumer  electronics applications)

--  HomePlug BPL (to-the-home, Broadband-over-Powerline applications)

--  HomePlug Home Automation (command-and-control applications)

Three sponsor member companies instrumental in contributing technology to the Alliance's standards -- Arkados, Inc., Conexant Systems, Inc. and Intellon Corporation -- will continue to play a key role in the development of HomePlug technology as contributor members in the Promoter's Groups.

"The changes and addition of new members come at an exciting time for the Alliance. Millions of products based on the Alliance's initial powerline communications standard, HomePlug 1.0, have been sold worldwide. The Alliance recently announced the completion of its HomePlug AV multimedia connectivity specification, enabling products based on this standard to reach consumers in 2006," said Intel's Matt Theall, newly appointed President of the HomePlug Powerline Alliance.

"In addition, the Alliance is working on a Broadband over Powerline (BPL) specification based on the established HomePlug AV technology, and will shortly conduct competitive lab and field tests for development of a Home Automation standard," said Oleg Logvinov outgoing President of the HomePlug Alliance and President and CEO of Arkados.

The HomePlug Powerline Alliance will begin operating with its newly elected leadership at its Annual Meeting and inaugural Technology Conference, September 27-28 in Burlingame, Calif. Conference keynote speakers include Don MacDonald, vice president and general manager of Intel's Digital Home Group; Bradley Fisher, vice president of Bell Canada's consumer services development group; and Malachy Moynihan, vice president of engineering and product marketing for Linksys. The two-day HomePlug Powerline Technology Conference will feature experts from multiple industries discussing compelling uses and ideas in the fast-growing powerline communications market, the latest details of the much-anticipated HomePlug AV technology standard, and the role of HomePlug as a backbone networking technology for both to-the-home and in-the-home applications. Program details and online registration for the HomePlug Powerline Technology Conference are currently available at http://www.homeplug.org.

The HomePlug Powerline Alliance welcomes individuals and companies from all parties interested in contributing to the development of its specifications and broadening the growing list of applications. Companies interested in receiving information about the Alliance are invited to contact Executive Director Rob Ranck (rranck@inventures.com) for details on membership and activities.

About the HomePlug(R) Alliance, Inc.:

The HomePlug Alliance is an industry-led initiative committed to creating specifications and enabling standard-based applications for home networking products, home automation (command & control) among platforms within the home and broadband access services to the home. Additionally, the Alliance is chartered to foster and accelerate demand for HomePlug-enabled products and services worldwide through the sponsorship of market and user education programs. Membership in the Alliance has grown to include about 50 industry-leading companies.

HomePlug Sponsor companies include Cisco (CSCO); Comcast (CMCSK); EarthLink (ELNK); Intel Corporation (INTC); Motorola (MOT); RadioShack Corporation (RSH); Sharp (SHCPFM); and Sony (SNE). Contributor members include Arkados, Inc. a subsidiary of CDKNet.com, Inc. (OTCBB:CDKN); Conexant (CNXT); and Intellon Corporation. Additional information about the Alliance, including a complete listing of certified products, is available online at http://www.homeplug.org.

HomePlug is a registered trademark of the HomePlug Powerline Alliance, Inc. All other trademarks, trade names and service marks mentioned and/or used belong to their respective owners.

KEYWORD: NORTH AMERICA CALIFORNIA UNITED STATES
INDUSTRY KEYWORD: TECHNOLOGY CONSUMER ELECTRONICS NETWORKS
PERSONNEL PRODUCT/SERVICE TRADE SHOW
SOURCE: The HomePlug(R) Powerline Alliance

CONTACT INFORMATION:
Global Inventures
Dipti Kadakia, 925-275-6696
or
HomePlug Powerline Alliance
Matt Theall
email: matthew.theall@intel.com